Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MERICA CORP.", CHANGING ITS NAME FROM "MERICA CORP." TO "AV THERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE NINETEENTH DAY OF DECEMBER, A.D. 2013, AT 3:52 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5065247 8100

131453363

AUTHENTICATION: 1006519

DATE: 12-23-13

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:02 PM 12/19/2013
FILED 03:52 PM 12/19/2013
SRV 131453363 - 5065247 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MERICA CORP.

(a Delaware corporation)

Merica Corp., a corporation organized and existing under the laws of the State of Delaware (the "**Company**"), hereby certifies as follows:

1. The Company's Certificate of Incorporation was filed with the Delaware Secretary of State on November 14, 2011 (the "**Certificate of Incorporation**").

2. This Certificate of Amendment amends the Company's Certificate of Incorporation and has been duly adopted as of December 16, 2013 in accordance with the provisions of Section 242 of the Delaware General Corporation Law by resolutions of the Board of Directors of the Company and by the affirmative vote of the holders of at least a majority of the outstanding common stock of the corporation entitled to vote thereon.

3. Article FIRST of the Certificate of Incorporation of the Company is hereby amended to read in full as follows:

"The name of the corporation is AV Therapeutics, Inc."

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed by its authorized officer this 16th day of December, 2013.

MERICA CORP.

/s/ Abraham Mittelman
Abraham Mittelman,
Chief Executive Officer